CONNER & WINTERS
                    A PROFESSIONAL CORPORATION
                             LAWYERS
                      ONE LEADERSHIP SQUARE
                  211 NORTH ROBINSON, SUITE 1700
                OKLAHOMA CITY, OKLAHOMA 73102-7101


                         September 1, 1998


LSB Industries, Inc.
16 South Pennsylvania
Post Office Box 754
Oklahoma City, Oklahoma 73101

     Re:  LSB Industries, Inc.; Form S-8 Registration
          Statement; Non-Qualified  Stock Option Agreement -
          1998 (Larry Jewell); Our File No. 7033.11
          __________________________________________________

Ladies and Gentlemen:

     We are delivering this opinion to you in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of the Registration Statement on Form S-8 (the "Registration Statement") of LSB Industries, Inc., a Delaware corporation (the "Company"), for the registration of 50,000 shares of the Company's common stock, $0.10 par value (the "Common Stock"), to be issued by the Company pursuant to the Non-Qualified Stock Option Agreement - 1998, dated April 22, 1998, granted to Larry Jewell, an employee of the Company or the Company's wholly-owned subsidiaries (the "Non-Qualified Agreement").

     In connection with this opinion, the undersigned has examined and relied upon such corporate records, certificates, other documents and questions of law, as we have considered necessary or appropriate for the purposes of this opinion, including, but not limited to, the following:

     (a)  Company's Certificate of Incorporation, as amended;

     (b)  Company's Bylaws, as amended;

     (c)  the Non-Qualified Agreement;


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LSB Industries, Inc.
September 1, 1998
Page 2



     (d) Resolutions of the Board of Directors of the Company, dated April 22, 1998;

     (e) Certificate of Good Standing of the Company issued by the Secretary of State of Delaware, on July 23, 1998;

     (f)  Registration Statement; and

     (g)  Summary Information regarding the Non-Qualified Agreement.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted as originals, the conformity with the original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies. We have further assumed that any shares of the Company's Common Stock to be issued under the Non-Qualified Agreement will have been issued pursuant to the terms of the Non-Qualified Agreement and will have been registered in accordance with the Act, absent the application of an exemption from registration, prior to the issuance of such shares.

     In reliance upon and based on such examination and review, we are of the opinion that, when the Registration Statement becomes effective pursuant to the rules and regulations of the Commission, the 50,000 shares of Common Stock which may be issued pursuant to the Non-Qualified Agreement will constitute, when purchased and issued pursuant to the terms of the Non-Qualified Agreement, duly authorized, validly issued, fully paid and nonassessable shares of Common Stock of the Company.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Conner & Winters, a Professional Corporation, in Item 5 "Interests of Named Experts and Counsel" of the Registration Statement. However, in rendering this opinion, we do not admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Act.

                                   Very truly yours,

                                   CONNER & WINTERS,
                                   a Professional Corporation

                                   /s/ Conner & Winters, P. C.

IHS/MHB/plh